COMPTON PETROLEUM

THIRD AMENDING AGREEMENT

THIS THIRD AMENDING AGREEMENT is made as of November 1, 2004.

BETWEEN:

COMPTON PETROLEUM CORPORATION, a body corporate carrying on business in the City of Calgary, in the Province of Alberta ("**CPC**")

and

HORNET ENERGY LTD., a body corporate carrying on business in the City of Calgary, in the Province of Alberta ("**Hornet**")

WHEREAS at the date hereof, CPC and Hornet comprise all of the current partners of "Compton Petroleum" (the "**Partnership**"), which is a general partnership formed pursuant to an agreement made as of January 31, 2001 and amended by amending agreements dated as of July 11, 2001 and July 16, 2001 (the "**Partnership Agreement**");

AND WHEREAS the partners desire to further amend the Partnership Agreement to provide for the reimbursement of certain charges incurred by the Partnership as more particularly set out below.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as set forth below.

1. Capitalized terms and expressions used in this Third Amending Agreement and not otherwise defined herein shall have the same meanings as are ascribed thereto in the Partnership Agreement.

2. The Partnership Agreement is hereby amended by inserting new Section 6.5 as follows:

"6.5 Reimbursement of Crown Charges"

Prior to the end of the 2004 calendar year in respect of the fiscal period ending January 31, 2004, and thereafter at any time during the 30 day period prior to the end of each fiscal period of the Partnership ending on or after January 31, 2005, each Partner to whom net income or loss of the Partnership for such fiscal period is allocated pursuant to Article 6.2 shall pay to the Partnership:

(a) an amount equal to the product obtained when:

(i) such Partner's Partnership Interest at the end of such fiscal period (the "**Relevant Percentage**") is multiplied by

(ii) the maximum portion of the amounts described below in Section 6.5(b)(i) which could be deemed pursuant to Section 80.2 of the Income Tax Act (*Canada*) (the "**Tax Act**") to be amounts described in paragraph 18(1)(m) of the Tax Act paid by the Partners if the Partners were to make all required reimbursements, contributions or allowances to the Partnership as contemplated by Section 80.2 of the Tax Act; and

(b) an amount equal to the product obtained when the Relevant Percentage is multiplied by the amount by which

(i) the aggregate of the amounts which, for the purposes of the Tax Act would have been included in computing the income of the Partnership for such fiscal period or denied as a deduction in computing the income of the Partnership for such fiscal period by reason of paragraph 12(1)(o) or 18(1)(m) of the Tax Act, as the case may be, if the Partnership were a separate person resident in Canada whose taxation year was the fiscal period and if *An Act to Amend the Income Tax Act (Natural Resources)*, S.C. 2003, c. 28 was read without reference to subsections 1(6) and 2(5); exceeds

(ii) the amount described above in Section 6.5(a)(ii).

Any amount paid by a Partner pursuant to Section 6.5(a) or (b) is a reimbursement, contribution or allowance to the Partnership pursuant to Section 80.2 of the Tax Act, and is not a contribution to the Partnership to which Article 4 would apply.

It is acknowledged that the calculations set out above may be based on estimated amounts for purposes of the payments required by the Partners to the Partnership in the times prescribed. The Partnership shall deliver to the Partners as soon as practical following the end of any fiscal period, a calculation of the amounts in respect of such fiscal period (the "**Final Crown Charge Calculation**") pursuant to this Section 6.5. To the extent that there is a discrepancy between the Final Crown Charge Calculation and the amounts previously paid pursuant to this Section 6.5, the Partners and the Partnership shall make all necessary adjustments, payments and repayments as may be required to reconcile the payments previously made pursuant to this Section 6.5 with the Final Crown Charge Calculation.

3. Save and except as amended pursuant to the terms of this Third Amending Agreement, the Partnership Agreement, as amended, is hereby ratified and confirmed.

4. This Third Amending Agreement shall enure to the benefit of and be binding upon each of the Partners and their respective successors and assigns.

5. This Third Amending Agreement may be executed in counterpart, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the undersigned have executed this Third Amending Agreement on the date hereof.

COMPTON PETROLEUM CORPORATION

Per: ______________________

HORNET ENERGY LTD.

Per: ______________________